Exhibit 99.2

Media Contact:
Dana Stelsel
Corporate Communications Manager
Wabash National Corporation
(765) 771-5766
dana.stelsel@wabashnational.com

Investor Relations:
Mike Pettit
Vice President – Finance and Investor Relations
(765) 771-5581
michael.pettit@wabashnational.com

WABASH NATIONAL CORPORATION ANNOUNCES $100 MILLION

STOCK REPURCHASE PROGRAM

LAFAYETTE, Ind., -- February 2, 2016 -- Wabash National Corporation (“Wabash” or “the Company”) (NYSE: WNC) today announced that its board of directors has authorized the Company to repurchase up to $100 million of its common stock over a two-year period. This is a new repurchase authorization as the $60 million previously authorized in December 2014 has been fully utilized. Stock repurchases under this program may be made in the open market or in private transactions at times and in amounts determined by the Company. The Company, at its sole discretion, may limit or terminate the stock repurchase program at any time based on market conditions, liquidity needs or other factors. The program is intended to enhance shareholder value by reducing the overall number of outstanding shares, including by offsetting dilution resulting from stock-based compensation programs.

Dick Giromini, President and Chief Executive Officer, said, "Board authorization of a new share repurchase program validates our continued commitment to a balanced capital allocation plan that includes a return of capital to our shareholders. We are taking this action as part of our ongoing commitment to reward shareholders based on the confidence we have in Wabash’s earnings, cash flow, and growth potential while continuing to execute our capital allocation strategy. We remain confident that we will have sufficient cash flow to continue an active share repurchase program and grow the business while also maintaining strong liquidity, deleveraging our balance sheet and growing the business."

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (NYSE: WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985, the company manufactures a diverse range of products including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Transcraft®, Walker Engineered Products, and Walker Transport. Visit www.wabashnational.com to learn more.

Safe Harbor Statement

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding the implementation of the repurchase program and the Company’s capital allocation strategy. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limit, these risks and uncertainties include changes in economic conditions, changes in the Company’s business and results of operations, access to capital, availability of alternative uses of capital, and other risks, including those set forth in the various disclosures made by the Company’s filings with the SEC.

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